UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): June 30, 2010
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)
(636) 728-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02. Termination of a Material Definitive Agreement.
     On June 30, 2010, Thermadyne Holdings Corporation (the “Company”) voluntarily prepaid the remaining $11 million aggregate principal balance outstanding, plus accrued and unpaid interest on such amount as of that date, under its Second Lien Facility bearing interest at 12% per annum. The outstanding principal amount would have been due November 30, 2012, subject to optional prepayments on or after September 1, 2010. As a result of this prepayment, the 2009 Amended and Restated Second Lien Credit Agreement by and among the Company and certain of its subsidiaries, Regions Bank, as agent, and the existing syndicate of lenders has terminated and liens on the property and assets of the Company and its subsidiaries thereunder are being released. The Company funded its prepayment primarily with borrowings under its revolving credit facility, which currently bears interest at 90-day LIBOR plus 400 basis points, with General Electric Capital Corporation, which also currently holds first liens on such property and assets. In consideration of the lenders’ consent to this voluntary prepayment, the Company agreed to pay a fee of $82,500.
     Certain Second Lien Facility lenders are affiliates of Angelo, Gordon & Co., L.P., which holds approximately 33.2% of the Company’s outstanding shares of common stock on account of certain of its investment advisory clients, none of which clients is a lender under the Second Lien Facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 6, 2010

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
Name:	Steven A. Schumm
Title:	Chief Financial and Administrative Officer

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